Exhibit 4.6

RULES OF THE CAIRN INDIA PERFORMANCE OPTION PLAN (2006)

(Approved by an ordinary resolution of Cairn Energy PLC on 17 November 2006 and by a special resolution of Cairn India Limited on 17 November 2006 and adopted by the Board of Directors of Cairn India Limited with effect from 17 November 2006)

November	2006

RULES OF THE CAIRN INDIA PERFORMANCE OPTION PLAN (2006)

1. Interpretation and introduction

1.1 Interpretation

In these Rules and the Schedule to this Plan, the following expressions have the following meanings unless inconsistent with the context:

“Act”	the (Indian) Companies Act, 1956;

“Applicable Laws”	all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments, decrees or other legal requirements or official directives of any governmental authority or person Acting under the authority of any governmental authority of the Republic of India applicable to the subject matter of the Plan, including, without limitation, the tax, securities or corporate laws of India and any stock exchange or quotation on which the Shares are listed or quoted;

“Board”	the board of directors for the time being of the Company or the directors present at a duly convened meeting of the directors;

“Committee”	the remuneration committee of the Board constituted, in accordance with SEBI Guidelines, for the purposes of, inter alia, the administration and superintendence of the Plan;

“Company”	Cairn India Limited (registration no. L11101MH2006PLC163934), having its registered office at 101, West View, Veer Savarkar Marg, Prabhadevi, Mumbai– 400025;

“Date of Adoption”	the date on which the Plan is first adopted by the Board;

“Date of Approval”	the date on which the Plan is first approved by the Company in general meeting;

“Date of Grant”	in respect of an Option, the date on which that Option is granted by the Committee;

“Disability”	“Permanent Total Disability” as defined in the Workmen’s Compensation Act, 1923;

“Eligible Employees”	includes the permanent employees of any Group Company, working in India or out of India and the executive directors (except non-executive directors), of any Group Company, whether in India or out of India.

For abundant caution, it is hereby clarified that an individual shall not cease to be an Eligible Employee in the case of:

(i) any approved leave of absence; or

(ii) transfers between locations of the Company or between the Company and any Group Company;

“ESOP”	the Cairn India Employee Stock Option Plan (2006) adopted by the Company for the purposes of granting options over Shares to Eligible Employees, which gives such Eligible Employees the right to subscribe at a future date, subject to the terms and conditions of that plan, the Shares underlying the options, at a pre-determined price, during or within the exercise period;

“Exercise Period”	in relation to an Option, the period of 3 months commencing from the date on which the Participant was notified of the Vesting of the Option pursuant to Rule 9.1, provided that if an Option cannot be exercised during such exercise period because of restrictions imposed by any Applicable Laws, the Committee may extend such exercise period so as to permit the Option to be exercised as soon those restrictions cease to apply;

“Exercise Price”	the price per Share payable on the exercise of an Option, being a price equal to the nominal value of a Share as at the Date of Grant (subject to any subsequent adjustment pursuant to Rule 13);

“Exchanges”	the Bombay Stock Exchange Limited or the National Stock Exchange of India Limited (and “Exchanges” shall be construed accordingly);

“Fair Market Value”	means, in relation to a Share on any day following the date on which the Flotation becomes effective, an amount equal to the closing price of a Share on that day on the Exchange on which the Shares are listed and if the Shares are quoted on more than one Exchange, the closing price on that date on the Exchange where the highest volume of trading had taken place;

“Fiscal Year”	a fiscal year of the Company;

“Flotation”	listing of the Shares on each of the Exchanges pursuant to the initial public offer by the Company;

“Group”	the Company and all of the Subsidiaries for the time being or, where the context so requires, any one or more of them (and “Group Company” shall be construed accordingly);

“Initial Options”	means the first tranche of Options granted under the Plan following its adoption by the Board;

“Offer Price”	the final price at which Shares are allotted and issued in the Flotation;

“Option”	a right of the Participant to acquire Shares at the Exercise Price, at a future date, in pursuance of Rule 3 of this Plan, subject to the terms and conditions of this Plan and on terms that the Vesting of the Shares comprised in such Option is (subject as otherwise provided herein) conditional upon:

(i) the Performance Conditions being met; and

(ii) the relevant Participant remaining an Eligible Employee until the Vesting Date,

and shall also include any Subsequent Option;

“Option Certificate”	a certificate provided by the Committee to every Participant in pursuance of Rule 3.4;

“Participant”	an Eligible Employee who has been granted an Option under this Plan and, where the context so requires, the legal personal representative(s) of such person (and “Participants” shall be construed accordingly);

“Performance Conditions”	in relation to the Initial Options granted under the Plan, the performance conditions set out in Schedule I and, in relation to all other Options, the performance condition (or performance conditions) as determined by the Committee in its absolute discretion pursuant to Rules 4.2, 4.2A and 4.3;

“Performance Period”	in relation to an Option and save as otherwise provided in these Rules and the applicable Performance Conditions, such period of not less than three years as the Committee may determine on or prior to the Date of Grant, and in the absence of any such determination, the period commencing on the Date of Grant of such Option and ending on the third anniversary thereof;

“Plan”	the Cairn India Performance Option Plan (2006) established by the adoption of these Rules, as amended, from time to time, in accordance with the provisions hereof;

“Rules”	these rules as from time to time amended;

“Schedule”	the schedule to these Rules;

“SEBI”	The Securities Exchange Board of India;

“SEBI Guidelines”	the SEBI (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999, as modified from time to time;

“Shares”	the equity shares of the Company with a nominal par value of Rs. 10;

“Subsequent Financial Year”	a Fiscal Year of the Company commencing on or after 1 January 2008;

“Subsequent Option”	shall mean any right of the Participant to acquire Shares at the Exercise Price at a future date, which is granted in pursuance of Rule 3 of this Plan after 12 June, 2013 subject to the terms and conditions of this Plan and on terms that the Vesting of the Shares comprised in such Subsequent Option is (subject as otherwise provided herein) conditional upon:

(i) the Performance Conditions being met; and

(ii) the Vesting Condition being met;

“Subsidiary”	a subsidiary of the Company in India or overseas, whether now or hereafter existing, as defined under Section 4 of the Act;

“Vest”	in relation to an Option, the crystallisation of a Participant’s right to exercise such Option, pursuant to which the Participant acquires the right to apply for the allotment of the Shares of the Company (and “Vests, “Vesting” and “Vested” shall be construed accordingly);

“Vesting Date”	in relation to any Option, the date on which such Option Vests pursuant to Rule 8 or 11.2; and

“Vesting Condition”	in relation to any Subsequent Options shall mean the condition that the Participant must be an Eligible Employee for a period of three (3) years, or such other period as the Committee may, in its sole discretion, determine, from the date of grant of such Subsequent Option, on the satisfaction of which such portion of the Subsequent Options shall Vest in a Participant as provided in Rule 4.1.

1.2	All other terms unless defined herein shall have the meaning assigned to them in the SEBI Act, 1992, the SEBI Guidelines, the SEBI (Disclosure and Investor Protection) Guidelines, 2000, the Securities Contracts (Regulation) Act, 1956, the Act or any statutory modification or re-enactment thereof, as the case may be.

1.3	All questions of interpretation of the Plan shall be determined by the Committee and such Determination shall be final and binding upon all persons having an interest in the Plan.

2. Object of Plan and authority of Committee

2.1	The object of the Plan is to reward and motivate the employees of the Group and to attract and retain the best talent by providing them with additional incentives in the form of stock options, as well as to align the interests of such employees with those of the shareholders of the Company.

2.2	In pursuance to the SEBI Guidelines, the Plan has been adopted by the Board pursuant to the same being approved and adopted by the members of the Company by way of passing a special resolution in the general meeting held on 17 November 2006.

2.3	The Plan has been formulated by and shall be administered by the Committee in compliance with all Applicable Laws and the provisions of these Rules. The Committee shall consist of such number of members as the Board may deem fit, provided that the majority of members of the Committee shall always consist of independent directors of the Company. The number of members of the Committee and their powers and functions can be specified, varied, altered or modified from time to time by the Board, subject to the provisions of the SEBI Guidelines and such other rules and regulations as may be in force.

2.4	All decisions, determinations and interpretations of the Committee shall be final and binding on all Eligible Employees. No member of the Committee shall be personally liable for any decision or action taken in good faith with respect to the Plan

2.5	Within 6 months from the Date of Approval, the Company shall file the Plan with the Commissioner of Income Tax so as to ensure that the Plan and the Options granted hereunder are eligible for beneficial tax treatment under the Income Tax Act, 1961.

2.6	Subject to the provisions of these Rules and to the approval of any authorities, wherever required, the Committee shall, with effect from the Date of Adoption, have authority in its discretion, inter alia, to:

2.6.1	determine, in relation to this Plan, the following:

(i)	the Eligible Employees amongst the different categories of Eligible Employees to whom the Options are to be granted;

(ii)	the Date of Grant of any Option;

(iii)	the number of tranches in which the Options are to be granted and the number of Options to be granted in each such tranche;

(iv)	the quantum of Options that may be granted under this Plan per Eligible Employee and in aggregate;

(v)	the period within which an Option has to be exercised by the Eligible Employee (including but not limited to in case of termination or resignation by an Eligible Employee) and that the Options would lapse if not exercised within the specified period;

(vi)	the right of an Eligible Employee to exercise all the Options Vested in him at one time or at various points of time within the Exercise Period;

(vii)	the grant, Vest and exercise of Options in the case of Eligible Employees who are on long leave;

(viii)	the procedure for cashless exercise of Options;

(ix)	the procedure for making a fair and reasonable adjustment to the number of Options and to the Exercise Price in the case of corporate actions such as rights issues, bonus issues, merger etc;

2.6.2	grant Options in accordance with the provisions of these Rules;

2.6.3	establish and administer any terms, conditions, restrictions, limitations, forfeiture or Vesting or exercise schedule and other provisions of or relating to any Option, including conditions under which Options Vested in Employees may lapse in case of termination of employment for misconduct;

2.6.4	grant waiver of and variations in the terms, conditions, restrictions and limitations under these Rules and amend or adjust the terms and conditions of outstanding Options, correct any errors, supply any omissions or reconcile any inconsistencies in these Rules, Option Certificates or any other instrument relating to Options;

2.6.5	frame suitable policies and systems to ensure compliance with the SEBI (Insider Trading) Regulations, 1992 and the SEBI (Prohibition of Fraudulent and Unfair Trade Practices relating to the Securities Market) Regulations, 2003;

2.6.6	determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder;

2.6.7	construe and interpret any ambiguous provisions/terms of the Plan, Option Certificates and any other instrument relating to Options and decide all questions relating thereto;

2.6.8	appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

2.6.9	make any other determination and take any other action that it or the Board may deem necessary or desirable for the administration of the Plan.

3. Grant of Options

3.1	Subject to the provisions of this Plan, the Committee may, in its absolute discretion, grant Options to such one or more of the Eligible Employees as it may, from time to time, select.

3.2	Save as otherwise provided in these Rules, the Committee shall have an absolute discretion in determining (inter alia):

3.2.1	the Eligible Employees to be granted Options; and

3.2.2	the number of Shares to be comprised in each Option.

3.3	The Options to be granted to an Eligible Employee shall be determined based on, inter alia, the following criteria:

3.3.1	the performance of the Eligible Employee in contributing to business results, organizational strength and market position of the Company;

3.3.2	the Eligible Employee’s potential and criticality to the role(s) assigned;

3.3.3	the Eligible Employee’s level in the Group; and/or

3.3.4	any other criteria that may be determined by the Committee from time to time.

3.4	Options shall be granted by a resolution of the Committee and, as soon as reasonably practicable after the passing of such resolution, the Committee shall provide each Participant with an Option Certificate which shall be in such form as the Committee may from time to time determine,specifying (inter alia) the following:

3.4.1	the Date of Grant of the Option;

3.4.2	the number of Shares comprised in the Option;

3.4.3	the terms of the applicable Performance Conditions and the Performance Period;

3.4.4	the Exercise Price; and

3.4.5	other terms and conditions of the grant, Vesting and exercise of the Option.

3.5	In the event of any Participant losing his Option Certificate, or otherwise failing to provide evidence to the satisfaction of the Committee of the grant of an Option, the Company shall, as soon as reasonably practicable after receipt of notice of such loss or failure together, if it so requires, with an indemnity from the Participant in respect of any liability of the Company arising as a consequence of such loss or failure (in such form as the Committee may request), provide the Participant with a duplicate of such Option Certificate and any reference in these Rules to an Option Certificate shall include a reference to such a duplicate.

3.6	Subject to the rights of a deceased Participant’s legal personal representative(s) to receive any Shares comprised in an Option free from any restrictions, an Option shall be personal to the Participant to whom it is granted and shall not be transferable, assignable, charged, pledged or otherwise encumbered and any purported sale, transfer, assignation, charge, disposal or dealing with the rights and/or interests of the Participant under the Plan shall render the Option void.

3.7	The Committee may, from time to time, determine and communicate to the Eligible Employees, Participants and relevant Group Companies, that any Option shall be subject to such additional and/or modified terms and conditions relating to its grant, Vesting or exercise as may be necessary to comply with or take account of any securities, exchange control or tax laws, regulations or changes in legislation or practice of any territory which may have application to the relevant Eligible Employee, Participant or Group Company.

3.8	In exercising its discretion under Rule 3.7, the Committee may:

3.8.1	require a Participant to make such declarations or take such other action (if any) as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to him at the Date of Grant or on Vesting, or exercise; and

3.8.2	adopt any supplemental rules or procedures governing the grant, Vesting and/or exercise of the Options as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to an Eligible Employee or Participant including (without prejudice to the generality of the foregoing) taking such steps as may be necessary so as to ensure that any withholding tax or social security or similar payments required to be paid or administered by the Company or any other Group Company (as the case may be) in connection with such Options is paid or administered in accordance with the laws or rules applicable.

3.9	The Committee may, at its sole discretion, grant the Initial Options prior to the date on which the Flotation becomes effective. For abundant caution it is clarified that, as mentioned in Rule 5.4 below, following the Flotation, no Options will be granted by the Committee under this Plan, unless and until this Plan is approved by the shareholders of the Company in general meeting.

4. Conditions attaching to Options

4.1	Each and every Option shall be made on terms that:

In case of an Option other than a Subsequent Option:

4.1.1	save as provided in Rule 11, the Vesting of Shares comprised in the Option is dependent upon the relevant Participant being an Eligible Employee from the Date of Grant of such Option until the Vesting Date; and

4.1.2	save as provided in Rule 11.2, the Vesting of Shares comprised in the Option is dependent upon the satisfaction of the Performance Conditions over the duration of the Performance Period.

In case of a Subsequent Option:

4.1.3	save as provided in Rule 11, the Vesting of thirty percent (30%) of the Shares comprised in the Subsequent Option, or such other proportion as the Committee may, at its discretion, determine, is dependent upon the satisfaction of the Vesting Condition; and

4.1.4	save as provided in Rule 11.2 and Rule 4.1.3, the Vesting of the remaining Shares comprised in the Subsequent Option is dependent upon the satisfaction of the applicable Performance Conditions, as provided in Rule 4.2A, over the duration of the Performance Period.

4.2	Any Performance Conditions to which an Option, other than a Subsequent Option, is subject shall relate to the performance of the Group, the Company or any other member of the Group or the relevant Participant (as the case may be) judged according to such objective criteria as the Committee shall from time to time determine.

4.2A	Any Performance Conditions to which a Subsequent Option is subject (other than the Vesting Condition) shall relate to the performance of the Group, the Company or any other member of the Group or the relevant Participant (as the case may be) as provided in Schedule II and judged according to such objective criteria as the Committee shall from time to time determine.

4.3	Subject to the provisions of Rule 17, if in relation to an Option which has not yet been exercised by the Participant:

4.3.1	there occurs any event or events which causes the Committee to consider that amended Performance Conditions would be a fairer measure of the performance of the Group, the Company, any Group Company or the relevant Participant (as the case may be); or

4.3.2	that amended Performance Conditions would provide a more effective incentive to the relevant Participant,

the Committee may amend the Performance Conditions in such manner as it in its absolute discretion determines PROVIDED THAT the amended Performance Conditions, in the opinion of the Committee, are neither materially easier nor more difficult to achieve than the original Performance Conditions as envisaged by the Committee at the Date of Grant of the relevant Option. Any such amendment shall be binding on the relevant Participant. The Committee shall within 30 days of amending the Performance Conditions give the Participant details of the amended Performance Conditions.

5. Restrictions and Limitations - General

5.1	No Option will be granted to an Eligible Employee:

5.1.1	who, at the proposed Date of Grant, has either given or received a notice of termination of employment; or

5.1.2	who, at the proposed Date of Grant, is a director of the Company and either by himself or through his relatives or through any body corporate, directly or indirectly holds more than 10% of the outstanding issued equity shares of any Group Company; or

5.1.3	who, at the proposed Date of Grant, is a promoter or belongs to the promoter group of the Company; or

5.1.4	at a time when such grant would be in breach of Applicable Laws.

5.2	No Option will be granted to a non-executive director of the Company or any other Group Company, whether in India or out of India.

5.3	The Plan shall remain in effect till the expiry of a period of 10 years from the Date of Approval. No Option shall be granted more under this Plan after the expiry of a period of 10 years from the Date of Approval.

5.4	No Option shall be granted on or after the date on which the Flotation becomes effective unless and until the Plan has been ratified by the shareholders of the Company in general meeting.

5.5	No Option may be granted in excess of the limits in Rules 6 and 7. If the Committee attempts to grant an Option which causes either or both of these limits to be exceeded, that Option will be limited and take effect from its Date of Grant so that no such excess arises.

6. Restrictions and limitations – Individual limit

6.1	No Eligible Employee shall be granted, in any Fiscal Year, Options to acquire more than or equalling 1% of the outstanding issued share capital of the Company as on the Date of Grant (unless such grant has been approved by a specific special resolution passed by the shareholders of the Company in general meeting).

6.2	The maximum total value (as defined in Rule 6.4 below) of Shares over which Options may be granted to any Eligible Employee during the period commencing on the Date of Adoption and ending on the final day of the Fiscal Year ending 31 December 2007 (both days inclusive) is 300% of his salary (as defined in Rule 6.4 below).

6.3	The maximum total value (as defined in Rule 6.4 below) of Shares over which Options, excluding Subsequent Options, may be granted to any Eligible Employee during any Subsequent Financial Year is 200% of his salary (as defined in Rule 6.4 below) and such maximum total value for Subsequent Options is 100% of his salary (as defined in Rule 6.4 below).

6.4	For the purposes of Rules 6.2 and 6.3:

6.4.1	an Eligible Employee’s “salary” shall be taken to be his base salary (excluding bonuses and benefits in kind), expressed as an annual rate payable by the Group to him on the Date of Grant (or such earlier date as the Committee shall determine). Where a payment of salary is made in a currency other than Rupees, the payment shall be treated as equal to the equivalent amount of Rupees determined by using the rate of exchange prevailing on the Date of Grant; and

6.4.2	the “value” of the Shares over which an Option is granted shall be determined as follows:

(i) in the case of an Initial Option, the value of a Share shall be equal to the Offer Price; and

(ii) in the case of any other Option, the value of a Share shall be equal to its Fair Market Value as at the Date of Grant of such Option.

7. Restrictions and limitations - Company limits

7.1	Subject to the provisions of these Rules, the total number of Shares over which Options may be granted pursuant to the Plan, when added to the total number of Shares over which options have been granted pursuant to the ESOP, shall be limited to approximately 5% of the Company’s expected issued equity capital as at the date of Flotation, aggregating to 88,265,718 Shares.

7.2	For the purposes of the above limit:

7.2.1	Options and options granted under the ESOP which have been exercised will continue to be taken into account; but

7.2.2	no account will be taken of Options or options granted under the ESOP which have lapsed or been released by the Participant or optionholder.

7.3	The Committee is authorized to determine, in its absolute discretion, the number of tranches in which Options may be granted.

8. Vesting of Options

8.1	As soon as reasonably practicable after the expiry of the Performance Period applicable to an Option, the Committee shall determine whether the relevant Vesting Condition, where applicable, and Performance Conditions have been satisfied and, if such Vesting Condition, where applicable, and Performance Conditions have been satisfied, the Option shall Vest immediately upon such determination, but only to the extent the terms of the Vesting Condition, where applicable, and Performance Conditions so dictate and subject always to the provisions of Rules 8.2, 8.3, 11.3 and 12.5.

Provided however no Option shall vest until the expiry of one year from the Date of Grant, except as provided in Rules 11 and 12.

8.2	For the avoidance of doubt, and notwithstanding any other provision in these Rules, no part of any Option granted prior to the date of the Flotation shall Vest unless and until the Flotation becomes effective.

8.3	If, in circumstances where the Performance Period applicable to an Option expires pursuant to Rule 11.1 or 12, the Vesting of that Option in accordance with the provisions of Rule 8.1 would, in the exclusive judgement of the Committee, contravene any Applicable Law, the terms and/or timing of such Vesting shall be amended or adjusted in the manner the Committee deems fit and appropriate to ensure compliance with the Applicable Laws.

8.4	For a valid Vesting of the Options, the relevant Participant shall, save as expressly otherwise provided in this Plan, be required to be in service on the respective Vesting Date and must neither be serving his notice period for termination of service nor be subject to any disciplinary proceedings pending against him. Unless the Committee provides otherwise, the Vesting of Options granted hereunder shall be stalled/blocked during any unauthorized and unpaid leave of absence or for any other reason including but not limited to undisciplined behaviour or breach of rules and regulations of the Company or such other reason as deemed fit by the Committee.

8.5	Any determination by the Committee pursuant to this Rule 8 shall be final and binding on the relevant Participant who shall have no claim of any nature (whether in law or in equity or otherwise) against the Company or any other member of the Group.

9. Consequences of Vesting and exercise

9.1	As soon as reasonably practicable after either:

9.1.1	the Vesting of an Option in accordance with Rule 8; or

9.1.2	the Vesting of an Option in accordance with Rule 11,

the Committee shall notify the relevant Participant of the extent (if any) to which his Option has Vested and the Participant shall then be entitled to exercise his Option in accordance with Rule 9.2.

9.2	An Option may be exercised, within the Exercise Period, only in respect of all the Shares that Vest by the Participant sending a notice to the Company Secretary, as agent for the Committee. The notice shall be given in such form or manner not inconsistent with these Rules as the Committee may determine and must be accompanied by the appropriate payment of the Exercise Price. Such notice shall be effective on the date of its receipt by the Company Secretary and such date will constitute the date of exercise of the Option.

9.3	In the event the Options are not exercised within the Exercise Period they shall automatically stand lapsed and shall cease to be valid for all purposes. In such cases, the amount, if any, paid by the Participant to the Company in consideration of the grant of the Option may be forfeited by the Company. However, where the Option could not be Vested or exercised by the Participant on account of non-fulfilment of any conditions relating to Vesting or exercise of the Option to be performed or fulfilled by the Company, such amounts shall be refunded to the respective Participants.

9.4	The method of payment of any Exercise Price shall be determined by the Committee at the Date of Grant of the relevant Option. Such method may include payment consisting of (i) cash; (ii) cheque; (iii) promissory note; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or (v) any combination of the foregoing methods of payment.

9.5	Shares issued upon the exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorised transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued.

9.6	The Company shall follow such method for computing the compensation cost for the Options granted as may be determined by the Committee and shall make all necessary disclosures from time to time as may be required under the Applicable Laws.

For abundant caution it is clarified that in the event of any change in accounting policies relating to computation of the compensation cost for employees stock options either by SEBI or the Institute of Chartered Accountants of India (‘ICAI’), the Committee shall have the authority to use such method as it deems appropriate.

9.7	The Exercise of an Option shall entail issuance of Shares (in dematerialized form) by the Company.

9.8	An Option may not be exercised in respect of a fraction of a Share.

9.9	If an Option expires or becomes unexercisable without having been exercised, the unexercised Options shall become available for future grant under the Plan (unless the Plan has been terminated).

9.10	If, after the Vesting of an Option but prior to the expiry of the Exercise Period, a Participant ceases to be an Eligible Employee by reason of resignation or superannuation (but not on account of misconduct or non-compliance or violation on the part of the Participant), such Participant may exercise the Vested Option within such period of time as specified by the Committee. If, after termination, the Participant does not exercise the Vested Option within the time specified by the Committee, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

9.11	If, after the Vesting of an Option but prior to the expiry of the Exercise Period, a Participant ceases to be an Eligible Employee on account of misconduct or non-compliance or violation on the part of the Participant, the Vested Option shall lapse immediately on such cessation and the Shares covered by such Option shall again become available for issuance under the Plan.

10. Lapse of Options

10.1	An Option shall lapse and cease to exist upon the earliest of:

10.1.1	the expiry of any period specified by the Committee in accordance with Rule 9.10;

10.1.2	the Participant ceasing to be an Eligible Employee in circumstances where Rule 9.11 applies;

10.1.3	the Participant ceasing to be an Eligible Employee or serving his notice period for termination of service (on account of misconduct or non-compliance or violation on the part of the Participant) before the Vesting of the Shares comprised in the Option otherwise than where the Option may be retained pursuant to Rule 11;

10.1.2	subject as provided in Rule 12.2, the commencement of the winding-up of the Company;

10.1.4	a bankruptcy order (or overseas equivalent) being made in respect of the Participant;

10.1.5	the expiry of the Exercise Period;

10.1.6	any of the relevant dates specified in Rule 12; and

10.1.7	subject as provided in the applicable Performance Conditions, and following a determination of the Committee that either the Performance Conditions have not been satisfied or they are no longer capable of satisfaction, the date of such determination.

11. Cessation of employment before Vesting

11.1	If a Participant ceases to be an Eligible Employee before the Vesting of any Shares comprised in an Option by reason of:

11.1.1	redundancy;

11.1.2	the company by which he is for the time being employed ceasing to be controlled by the Company or a sale by such company of its assets and undertaking in circumstances to which the Industrial Disputes Act, 1947 apply to transfer his employment to a purchaser from such company; or

11.1.3	any other reason as determined by the Committee in its absolute discretion, then the Performance Period relating to that Option will end on the date of such cessation and the provisions of Rule 8 relating to the Vesting of Shares comprised in such Option will apply, subject to the provisions of Rule 11.3.

11.2	If a Participant ceases to be an Eligible Employee before the Vesting of any Shares comprised in an Option by reason of:

11.2.1	death; or

11.2.2	Disability,

his Option shall Vest immediately in full and the provisions of Rule 9 relating to the exercise of all of the Shares comprised in such Option will apply.

11.3	Where a Participant ceases to be an Eligible Employee before the Vesting of his Option in circumstances where Rule 11.1 applies, the number of Shares to Vest (if any) shall, unless the Committee in its absolute discretion determines otherwise, be reduced in accordance with the provisions of Rule 11.4.

11.4	In determining the number of Shares to Vest when Rule 11.3 applies, the Committee shall apply the following formula:

X =	A x C
B

Where:

X =	The number of Shares (if any) to Vest rounded down to the nearest whole number;

A =	The number of days between the first day of the Performance Period and the day on which the Participant ceases to be an Eligible Employee (both days inclusive);

B =	The number of days that would have been in the Performance Period had the Participant not ceased to be an Eligible Employee; and

C =	The number of Shares (if any) that would have Vested in respect of the relevant Option had this Rule not been applied.

12. Change of Control, Liquidation and Merger

12.1 Change of Control

12.1.1	In the event of a takeover of the Company which results in a change in control of the Company or the sale of substantially all of the assets of the Company then the Performance Period relating to any Option will end immediately and the provisions of Rule 8 relating to the Vesting of Shares comprised in such Option will apply, subject to the provisions of Rules 12.4 and 12.5.

12.1.2	All Options will lapse at the end of the period of 6 months (or such longer period as may be specified by the Committee) following such date, save where they have already lapsed prior to that date in accordance with these Rules.

12.2 Dissolution or liquidation

12.2.1	In the event of filing of a winding up petition in respect of the Company before a court of competent jurisdiction and which is not dismissed or stayed by such court within 60 days of such filing then the Performance Period relating to any Option will end immediately and the provisions of Rule 8 relating to the Vesting of Shares comprised in such Option will apply, subject to the provisions of Rules 12.4 and 12.5.

12.2.2	All Options will lapse at the end of the period of 6 months (or such longer period as may be specified by the Committee) following such date, save where they have already lapsed prior to that date in accordance with these Rules.

12.3 Merger or Amalgamation

12.3.1	In the event of the merger or amalgamation of the Company with or into another corporation then the Performance Period relating to any Option will end on such date as the Committee may reasonably determine, and the provisions of Rule 8 relating to the Vesting of Shares comprised in such Option will apply, subject to the provisions of Rules 12.4 and 12.5.

12.3.2	All Options will lapse at the end of the period of 6 months (or such longer period as may be specified by the Committee) following such date, save where they have already lapsed prior to that date in accordance with these Rules.

12.4 Replacement Options

12.4.1	If any of the events described in Rules 12.1 to 12.3 (inclusive) (a “Relevant Event”) happen, the Committee in its discretion may require, within the time period referred to in those Rules, any Participant to relinquish his rights under his Option (the “Old Option”) in consideration of the grant to him of new rights (the “Replacement Option”) which are, in the opinion of the Committee, equivalent to the Old Option but which relate to shares in a different company (which may, in case of events described in Rules 12.1 and 12.3, be a successor corporation or a parent or subsidiary company of the successor corporation).

12.4.2	Where, in accordance with Rule 12.4.1, an Old Option is released and a Replacement Option granted, the Old Option shall not Vest or be exercised under these Rules by virtue of the event by reason of which the Replacement Option was granted.

12.5 Pro-rating of Options

12.5.1	If any Relevant Event occurs, the number of Shares to Vest (if any) in respect of an Option shall, unless the Committee in its discretion determines otherwise, be reduced in accordance with the provisions of Rule 12.5.2.

12.5.2	In determining the number of Shares to Vest when Rule 12.5.1 applies, the Committee shall apply the following formula:

X =	A x C
B

Where:

X =	the number of Shares (if any) to Vest rounded down to the nearest whole number;

A =	the number of days between the first day of the Performance Period and the day on which the Performance Period ends in accordance with any of Rules 12.1 to 12.3 inclusive as a consequence of the occurrence of a Relevant Event (both days inclusive);

B =	the number of days that would have been in the Performance Period had Relevant Event not occurred; and

C =	the number of Shares (if any) that would have Vested in respect of the relevant Option had this Rule 12.5 not been applied.

13. Adjustment of Options

13.1	Subject to any required action by the shareholders of the Company and the requirements of the Applicable Laws, the number of Shares subject to each outstanding Option, the Exercise Price applicable to each such outstanding Option and the limit specified in Rule 7 above may be adjusted in such manner as the Remuneration Committee, acting reasonably, may deem appropriate for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or for any demerger. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no adjustment shall be made with respect to the number or Exercise Price of the Shares subject to an Option.

13.2	Notice of any adjustments made pursuant to Rule 13.1 may be given to the Participants by the Committee.

14. Cashless exercise

14.1	A Participant will have a right to opt for cashless exercise of his/her Option whereunder the Company may on a best effort basis arrange for a loan to the Participant (the “Loan”) to enable him/her to pay the Exercise Price due in respect of the exercise of such Option at such terms as the Company and/or the Committee may decide. Out of the Shares allotted consequent to the exercise of the Option, the Company shall have the authority to sell such number of Shares at such time and at such price and through such mode as it may deem fit to enable it to recover the Loan (together with interest and costs associated thereto) and any taxes due in respect of the exercise of the Option and/or the sale of the Shares. After such appropriation the Company shall remit the balance of the Shares to the Participant. The right provided to the Participant to opt for cashless exercise shall be subject to the discretion of the Committee and the decision of the Committee in this regard shall be binding on the Participant. The Company shall not in any way be responsible for the loss, if any, that may arise as a result of a fluctuation in the market price of the Shares whilst selling the Shares under the cashless exercise mechanism.

15. Terms and conditions of Shares

15.1	The Company will not be obliged to issue or allot any Shares upon the exercise of Options or otherwise unless the issuance and delivery of such Shares complies, in the judgement of the Company, with all the relevant provisions of Applicable Laws and other legal requirements, including but not limited to, any applicable securities laws and the requirement of any stock exchanges in which the Shares are listed.

15.2	Following the exercise of an Option and the issuance of the Shares by the Company the Company shall, in compliance with the SEBI Guidelines, list those Shares on the Exchanges and such other stock exchanges where the existing Shares of the Company are already listed.

15.3	All Shares allotted on the exercise of Options will rank pari passu with all other Shares for the time being in issue (save as regards any right attached to such Shares by reference to a record date prior to the date of allotment).

15.4	The Shares issued under the Plan shall be subject to such lock-in restrictions as may be determined by the Committee and as required under Applicable Laws.

16. General

16.1	The Committee shall have complete discretion in all matters related to the discharge of its responsibilities and the exercise of its authority under these Rules. The decision of the Committee in any dispute or question concerning the construction or effect of the Plan, any Option Certificate or any other questions arising in connection with the Plan shall be final and conclusive. In case of any ambiguity in relation to any provisions of this Plan, the Committee may approach SEBI for clarification on the same. No member of the Committee shall be responsible for any decision or action taken in good faith with respect to the Plan.

16.2	The Board may at any time resolve to terminate the Plan in which event no further Options shall be granted but the provisions of the Plan shall continue in full force and effect in relation to Options then subsisting. Further, termination of the Plan shall not affect the ability of the Committee to exercise the powers granted to it hereunder.

16.3	The Plan shall not form part of any contract of employment between the Company or any other Group Company and a Participant. The rights and obligations of any individual under the terms of his office or employment with the Company or any other Group Company shall not be affected by his participation in the Plan or any right which he may have to participate in it and nothing in the Plan shall be construed as affording such an individual any additional rights as to compensation or damages in consequence of the termination of such office or employment for any reason.

16.4	The Plan shall not confer on any person any legal or equitable rights (other than that to which he would be entitled as an ordinary member of the Company) against the Company or any other Group Company either directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any other Group Company.

16.5	Neither the adoption of the Plan nor any action of the Committee shall be deemed to give an Eligible Employee any right to be granted any Option or to any other rights except as may be evidenced by an Option Certificate.

16.6	Nothing contained in these Rules shall be construed to prevent the Company directly or through any trust settled by any company, from implementing any other scheme for granting stock options and/or share purchase rights, which is deemed by the Company to be appropriate or in its best interest, whether or not such other action would have any adverse impact on the Plan or any Option. No Eligible Employee or other person shall have any claim against the Company and/or trust as a result of such action.

16.7	Each Participant shall keep the details of his Options strictly confidential and shall not share/disclose the said details with/to any other Eligible Employee. In case of non-adherence to the provisions of this Rule 16.7, the Committee will have the authority to deal with such cases as it may deem fit in its absolute discretion.

16.8	All notices of communication required to be given by the Company to a Participant or Eligible Employee by virtue of the Plan shall be in writing and shall be sent to the address of the Participant or Eligible Employee available in the records of the Company and any communication to be given by a Participant or Eligible Employee to the Company in respect of the Plan shall be sent to the Company Secretary, 3rd and 4th Floor, Orchid Plaza, Suncity, Sector 54, Gurgaon 122 002, India or such other address as may be notified by the Company from time to time.

16.9	All expenses, taxes and stamp duty relating to the issue of Shares shall be borne by the relevant Participant.

16.10	The liability of paying tax, if any, on any Option and the Shares issued pursuant to such Option shall be entirely on the relevant Participant and shall be in accordance with the provisions of the Income Tax Act, 1961 and the rules framed thereunder. In the event of any amendments or modifications to the provisions of the Income Tax Act, 1961 and/or the rules framed thereunder, as existing on the date of this Plan, the Committee shall have the power to amend or modify these Rules, without consent of the Eligible Employees, the Participants or the Company’s shareholders, as the case may be, in order to ensure that the Company is in the same position as it would have been had the amendments or modifications in the Income Tax Act, 1961 and/or the rules framed thereunder not been made.

16.11	The Company shall have the right to deduct, in connection with all grants of Options, all taxes, if any, required by law to be deducted at source and to require any payments necessary to enable it to satisfy such obligations. By accepting the grant of an Option, the Participant authorises the Company or its nominee to sell such number of Shares as would be necessary to discharge the obligation in respect of tax deduction at source and appropriate the proceeds thereof on behalf of the Participant.

16.12	The Company shall conform to the accounting policies prescribed by SEBI Guidelines from time to time.

16.13	Benefits derived or accrued to the Participants under this Plan shall not constitute pensionable earnings of such Participant.

16.14	This Plan shall be subject to the Applicable Laws (in particular the provisions of the SEBI Guidelines, the guidelines issued by the Central Board of Direct Taxes, Ministry of Finance, exchange control regulations including the Foreign Exchange Management Act, 1999 and the regulations issued thereunder and applicable tax laws) and approvals, if required, of the governmental authorities and shall be construed in accordance with Applicable Laws.

16.15	Any question or dispute arising out of or in any way connected with this Plan shall be referred to the Committee. The terms and conditions of the Plan shall be governed by the laws of India and the Civil Court at New Delhi alone shall have jurisdiction in respect of such proceedings.

16.16	In the event of any conflict or contradiction between the provisions of any Applicable Laws (including the SEBI Guidelines and the guidelines issued by the Central Board of Direct Taxes, Ministry of Finance with respect to ‘employee stock option plans’) and the terms and conditions of the Plan, the provisions of the Applicable Laws shall prevail.

17. Amendments to these Rules

17.1	Subject as provided in the rest of this Rule 17, these Rules may be amended by resolution of the Committee from time to time in any manner, provided that no amendment shall be made which would abrogate or adversely affect the subsisting rights of a Participant or be detrimental to the interests of Eligible Employees.

17.2	Subject as provided in Rule 17.3, at any time when the Company is a subsidiary (as defined under Section 4 of the Act) of Cairn Energy PLC, no amendments shall be made to:

17.2.1	the class of Eligible Employees;

17.2.2	the maximum entitlement and the basis for determining the entitlement of any Participant;

17.2.3	the limits on the number of Shares which are subject to the Plan;

17.2.4	the terms for transfer of Shares under the Plan to a Participant;

17.2.5	the adjustment of Options in the event of a variation of capital; and

17.2.6	the provisions of this Rule 17, which are to the advantage of Participants (present or future) without the prior sanction of the shareholders of Cairn Energy PLC in general meeting.

17.3	The Committee may make any minor amendments without the approval of the shareholders of Cairn Energy PLC in general meeting to:

17.3.1	benefit the administration of the Plan; or

17.3.2	comply with or take account of a change in legislation; or

17.3.3	obtain or maintain favourable tax, exchange control or regulatory treatment of any Participant or Group Company.

17.4	No amendment shall be made without the approval of the Company through a special resolution in general meeting, except only where such approval is not necessary or desirable to comply with Applicable Laws.

17.5	The Company may, by a special resolution in a general meeting, vary the terms of an Option (offered pursuant to an earlier resolution of a general meeting but not yet exercised by the Participant) provided such variation is not prejudicial to the interests of the Participant.

SCHEDULE I

The Performance Conditions

1. Introduction

Pursuant to Rule 4.1 of the Rules, following the grant of Options by the Committee the Vesting shall be dependent upon the satisfaction of performance conditions (the “Performance Conditions”). Set out below are the Performance Conditions which shall apply to the Initial Options granted under the Plan.

Words and expressions defined in the Rules shall have the same meaning herein unless the contrary intention appears.

2. The Total Shareholder Return condition

2.1	As soon as practicable following the end of the Performance Period, the Committee shall:

2.1.1	calculate the Company’s Total Shareholder Return for the Performance Period and that for each member of the Comparator Group;

2.1.2	rank the members of the Comparator Group by Total Shareholder Return; and

2.1.3	compare the Company’s Total Shareholder Return to the Total Shareholder Return of the ranked members of the Comparator Group.

The Committee shall, having completed such calculations and comparison, and subject to the provisions of the Rules and paragraph 3 below, determine the extent (if any) to which the Option shall Vest by reference to the following table:

Position of the Company’s TSR against the TSR of the ranked members of the Comparator Group	Percentage of Shares comprised in Option that Vest
Below median	0%
Median	20%
Upper quartile	100%
Between median and upper quartile	Straight-line vesting between 20% and 100%, plus interpolation between rankings

2.2	For the purpose of this Total Shareholder Return Performance Condition, the following expressions have the following meanings:

“Comparator Group”	subject to paragraph 2.3 below, the companies listed in paragraph 2.5 and “member of the Comparator Group” shall be construed accordingly; and

“Performance Period”	the period commencing on the date on which the Flotation becomes effective and ending on the third anniversary thereof, save where the Performance Period ends prior to that date in accordance with the Rules.

2.3	If any member of the Comparator Group ceases to exist or its shares cease to be listed on an exchange or it or its business otherwise changes so as to make it, in the opinion of the Committee, unsuitable as a member of the Comparator Group, the Committee may in its absolute discretion:

2.3.1	retain such company in the Comparator Group;

2.3.2	exclude that company;

2.3.3	in the event of a takeover, replace that company with the acquiring company;

2.3.4	include a substitute for that company;

2.3.5	rack the future performance of that company by reference to an index; or

2.3.6	treat that company in such other way as it may deem appropriate in the circumstances.

2.4	The Total Shareholder Return for the Performance Period in respect of the Company and each member of the Comparator Group shall be calculated on such basis as the Committee, acting reasonably, may specify from time to time provided that:

2.4.1	the Committee may request a firm of independent consultants (such firm acting as experts and not arbiters) to carry out the calculations of Total Shareholder Return and in so far as is reasonably practicable the same method of calculation shall be used for each and every company in the Comparator Group;

2.4.2	where any relevant figures are expressed in a currency other than Rupees the Committee may, if it decides it is appropriate in the circumstances, convert the same into Rupees in such manner as it in its discretion may determine; and

2.4.3	the Committee may make such adjustments as it may in its absolute discretion think fit to take account of any variations in the share capital of the Company and/or any member of the Comparator Group occurring during the Performance Period.

2.5	The Comparator Group referred to in paragraph 2.2 shall include the following:

BG Group PLC	Noble Energy, Inc

Bharat Petroleum Corporation Limited	Oil and Natural Gas Corporation Limited

Burren Energy PLC	PTT Exploration & Production PLC

Chesapeake Energy Corporation	Santos Limited

CNOOC Limited	Talisman Energy, Inc

EOG Resources, Inc	Tullow Oil PLC

Hindustan Petroleum Corporation Limited	Western Oil Sands, Inc

Indian Oil Corporation Limited	Woodside Petroleum Limited

Newfield Exploration Company

3. Underlying Financial Performance Conditions

3.1	No part of the Option shall Vest unless the Committee is satisfied that there has been a sustained improvement in the Company’s underlying performance over the duration of the Performance Period.

4. General

4.1	To the extent that the Option has not Vested (in accordance with these Performance Conditions) following the end of the Performance Period, it shall lapse immediately.

4.2	Any determination or estimate made by the Committee pursuant to the above Performance Conditions shall not be open to question and shall be final and binding on all persons concerned.

Schedule II

The Performance Conditions for Subsequent Options

1.	Introduction

Pursuant to Rule 4.2A of the Rules, following the grant of any Subsequent Options by the Committee the Vesting shall be dependent upon the satisfaction of certain Performance Conditions and the Vesting Condition as below:

Vesting/ Performance Condition	Weightage
Time Based (Restricted Stock)	30%
Relative TSR	50%
Individual KPI Performance	20%

Set out below are the Performance Conditions which shall apply to the Subsequent Options granted under the Plan.

Words and expressions defined in the Rules shall have the same meaning herein unless the contrary intention appears.

2.	The Total Shareholder Return condition

2.1	As soon as practicable following the end of the Performance Period, the Committee shall:

2.1.1	calculate the Company’s Total Shareholder Return for the Performance Period and that for each member of the Comparator Group;

2.1.2	rank the members of the Comparator Group by Total Shareholder Return; and

2.1.3	compare the Company’s Total Shareholder Return to the Total Shareholder Return of the ranked members of the Comparator Group.

2.2	The Vesting of fifty percent (50%) of the shares comprised in the Subsequent Option, or such other proportion as the Committee may, at its discretion, determine (the “TSR Shares”), is dependent upon the satisfaction of the Total Shareholder Return Performance Condition, as provided herein.

The Committee shall, having completed such calculations and comparison as provided in paragraph 2.1 above, and subject to the provisions of the Rules and paragraph 3 below, determine the extent (if any) to which the TSR Shares shall Vest by reference to the following table:

Position of the Company’s TSR against the TSR of the ranked members of the Comparator Group	Percentage of the TSR Shares that Vest
Below median	0%
Median	20%
Upper quartile	100%
Between median and upper quartile	Straight-line vesting between 20% and 100%, plus interpolation between rankings

2.2	For the purpose of this Total Shareholder Return Performance Condition, the “Comparator Group”, subject to paragraph 2.3 below, shall mean the companies listed in paragraph 2.5 and “member of the Comparator Group” shall be construed accordingly.

2.3	If any member of the Comparator Group ceases to exist or its shares cease to be listed on an exchange or it or its business otherwise changes so as to make it, in the opinion of the Committee, unsuitable as a member of the Comparator Group, the Committee may in its absolute discretion:

2.3.1	retain such company in the Comparator Group;

2.3.2	exclude that company;

2.3.3	in the event of a takeover, replace that company with the acquiring company;

2.3.4	include a substitute for that company;

2.3.5	rack the future performance of that company by reference to an index; or

2.3.6	treat that company in such other way as it may deem appropriate in the circumstances.

2.4	The Total Shareholder Return for the Performance Period in respect of the Company and each member of the Comparator Group shall be calculated on such basis as the Committee, acting reasonably, may specify from time to time provided that:

2.4.1	the Committee may request a firm of independent consultants (such firm acting as experts and not arbiters) to carry out the calculations of Total Shareholder Return and, in so far as is reasonably practicable, the same method of calculation shall be used for each and every company in the Comparator Group;

2.4.2	where any relevant figures are expressed in a currency other than Rupees the Committee may, if it decides it is appropriate in the circumstances, convert the same into Rupees in such manner as it in its discretion may determine; and

2.4.3	the Committee may make such adjustments as it may in its absolute discretion think fit to take account of any variations in the share capital of the Company and/or any member of the Comparator Group occurring during the Performance Period.

2.5	The Comparator Group referred to in paragraph 2.2 above shall include the following:

S No.	Company		Company

1	Continental Resources Inc.	9	Apache Corporation

2	EOG Resources Inc.	10	Anadarko Petroleum

3	Noble Energy Inc	11	Hess Corp

4	Talisman Energy Inc	12	Devon Energy

5	Tullow Oil	13	Oil India

6	Woodside Petroleum	14	ONGC

7	Santos Limited	15	NSE Nifty 50 (Index) *

8	Marathon Oil Corp

*	NSE Nifty 50 Index will have a 1/15th weightage in the peer basket. This implies that TSR for each of the 50 companies in the index will not be computed.

3. The Individual KPI Performance Condition

3.1	The Vesting of twenty percent (20%) of the Shares comprised in the Subsequent Option, or such other proportion as the Committee may, at its discretion, determine (the “Individual Performance Shares”), is dependent upon the Participant’s Individual KPI Performance over the 3 year vesting period.

3.2	Each year’s Performance Rating will be assigned points as per the table below:

Performance Rating	Outstanding	Excellent	Effective	Meets Expectations	Needs Improvement
Points	5	4	3	2	1

3.3	The average Performance Rating over the 3 years (as determined by the average points) will determine the percentage of the Individual Performance Shares that will Vest, as per the table below:

Avg. Performance Rating over 3 years	Percentage of the Individual Performance Shares that Vest	Typical Performance Ratings over 3 years (other combinations are possible)
4.3 & above	100%	1 Outstanding & 2 Excellent
4	90%	3 Excellent
3.7	80%	2 Excellent & 1 Effective
3.3	70%	1 Excellent & 2 Effective
3	50%	3 Effective
2.7	40%	2 Effective & 1 Meets Expectations
2.3	30%	1 Effective & 2 Meets Expectations
2 & below	0%	3 Meets Expectations

3.4	For the purpose of this Individual KPI Performance Condition, the term “Performance Rating”, shall mean the performance rating of a Participant that follows from the 5-point rating scale as per the Company’s existing Performance Management System.

4. General

4.1	To the extent that the Subsequent Option has not Vested (in accordance with these Performance Conditions) following the end of the Performance Period, it shall lapse immediately.

4.2	Any determination or estimate made by the Committee pursuant to the above Performance Conditions shall not be open to question and shall be final and binding on all persons concerned.